Exhibit 99.1

IMPLANT SCIENCES CORRECTS THIRD QUARTER NON-CASH STOCK BASED ACCOUNTING ERROR

WAKEFIELD, Mass.—(BUSINESS WIRE)—September 1,, 2004—Implant Sciences Corporation (AMEX: “IMX”, “IMX.WS”), a developer and manufacturer of products for national security, medicine and industry, today announced that on the evening of August 25, 2004, the Company’s independent registered public accounting firm, BDO Seidman, LLP, informed the Company that there was an error in the calculations of the fair value of certain warrants issued to non-employees and warrants issued in connection with the Series B and Series C preferred stock issuances, reflected in the Company’s financial statements reported on Form 10-QSB for the period ended March 31, 2004.  The calculations had erroneously assumed a tax benefit which decreased non-cash expense and preferred dividends.  The Company has recalculated these non-cash items removing the previously included tax benefit which increased the net loss and net loss applicable to common shareholders by approximately $98,000 and $263,000, respectively, for the three and nine month period ended March 31, 2004.  As a result, the Company has decided, with the approval of the Company’s Audit Committee, to restate its financial statements and refile the 10 QSB as of and for the three and nine months ended March 31, 2004.  The amended 10 QSB will be available on Edgar.

Dr. Anthony J. Armini, Chairman and CEO of Implant Sciences stated, “We are grateful to BDO in pointing out this accounting error.  The Company has always been proud of its management’s integrity in producing accurate financial statements.  We would like to emphasize the fact that this accounting error effects only non-cash stock based charges and had no effect on the company’s cash flow.”

About Implant Sciences

Implant Sciences, incorporated in 1984, is using its core ion technology to develop, manufacture and market products for national security, medicine, and industry. Under development are portable and bench-top trace element detection devices to identify explosives, narcotics and other toxic materials. The Company has also received government grants from the US Army, Navy and Air Force, and the Transportation Security Administration to adapt the Company’s explosive detection technology to a wide number of security requirements.

Using its proprietary ion implantation and thin film coating technologies, Implant Sciences has a sophisticated production line that modifies the surface characteristics of orthopedic joint implants to reduce polyethylene wear, thereby substantially increasing the life of the implants. The company also manufactures and markets radioactive and non-radioactive products for medical use, including radioactive seeds for treating prostate cancer that are distributed throughout the United States by its own direct sales force. In parallel with the production of these seeds, it is also developing additional brachytherapy products for the treatment of breast, eye, and other cancers.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, the ability of the Company to develop effective new products and receive governmental approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:
Investor contact:
Aurelius Consulting Group
Dave Gentry/ Ed Sasso, 407-644-4256
dave@aurcg.com
www.runonideas.com
or
Implant Sciences Corporation:
David C. Volpe, 508-523-3141
dvolpe@implantsciences.com
www.implantsciences.com
or
Media contact:
The Investor Relations Group
Mike Graff or Janet Vasquez, 212-825-3210